CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
Exhibit 10.65

FIFTH AMENDMENT TO LEASE

615 W LAFAYETTE MASTER TENANT LLC, a Michigan limited liability company (“Landlord”), and ROCKET MORTGAGE, LLC, a Michigan limited liability company (formerly known as Quicken Loans, LLC, successor-by-conversion to Quicken Loans Inc.) (“Tenant”), enter into this Fifth Amendment to Lease (this “Amendment”) dated January 1, 2023.

R E C I T A L S

A.    615 West Lafayette LLC, a Michigan limited liability company (“Original Landlord”), and Tenant entered into that certain Lease dated September 4, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated September 4, 2015 (the “First Amendment”), that certain Second Amendment to Lease dated June 3, 2016 (the “Second Amendment”), that certain Third Amendment to Lease dated January 6, 2017 (the “Third Amendment”), and that certain Fourth Amendment to Lease dated April 18, 2019 (the “Fourth Amendment”), with respect to certain premises consisting of approximately 262,303 rentable square feet of space (the “Existing Premises”) in the building located at 615 W. Lafayette Boulevard, Detroit, Michigan 48226. The Original Lease as amended by the First Amendment, Second Amendment, Third Amendment, and Fourth Amendment is the “Lease.” The Lease as amended by this Amendment is the “Amended Lease.”

B.    Landlord has succeeded to the interest of Original Landlord as “Landlord” under the Lease.

C.    Landlord and Tenant desire to further amend the Lease as more particularly set forth herein.

D.    Capitalized terms used but not defined herein have the same meaning ascribed to such terms in the Lease.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and in the Lease, the receipt and sufficiency of which are acknowledged, Landlord and Tenant do covenant, promise, and agree that the Lease is amended as follows:

1.    Recitals. The recital clauses set forth above are incorporated by reference in this Amendment.

2.    Extension of Term. The term of the Lease (the “Term”) is currently scheduled to expire on December 31, 2022 (the “Current Expiration Date”). The Term is hereby extended for a period of five (5) years from the Current Expiration Date, through December 31, 2027. Therefore, from and after the date of this Amendment, the “Expiration Date” will be December 31, 2027. The period commencing on January 1,

2023 (the “Extended Term Commencement Date”), and continuing through December 31, 2027, is hereinafter referred to as the “Extended Term”.

3.    Fifth Amendment Expansion Space. Commencing on the Extended Term Commencement Date, the Existing Premises: (a) will be expanded to include that certain space consisting of approximately 1,544 rentable square feet of space on the first (1st) floor of the Building commonly known as Suite 150, as more particularly shown on Exhibit “A” attached hereto and by this reference made a part hereof (such space being sometimes referred to herein as the “Fifth Amendment Expansion Space”); and (b) will then consist of a total of approximately 263,847 rentable square feet. The Lease is hereby amended to add the Fifth Amendment Expansion Space to the Existing Premises as demised and defined in the Lease as of the Extended Term Commencement Date upon the same terms and provisions specified in the Lease, except as herein set forth. On and after the Extended Term Commencement Date, all references in the Lease to the “Premises” will mean the Existing Premises together with the Fifth Amendment Expansion Space (unless specifically set forth herein to the contrary).

4.    Basic Rental.

(a)    Tenant will continue to pay Basic Rental for the Existing Premises through the Current Expiration Date in the same manner and amounts as set forth in the Lease.

(b)    During the Extended Term, Tenant will pay Basic Rental for the entire Premises (including both the Existing Premises and the Fifth Amendment Expansion Space) as follows, which Basic Rental will be payable in the same manner as set forth in the Lease:

Period	Annual Rental Per Square Foot	Annual Total	Monthly Total

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

5.    Additional Rent.

(a)    Tenant will continue to pay all additional rent and other charges due under the Lease (including, without limitation, Tenant’s Share of Excess Expenses and Tenant’s Share of Excess Taxes and the fee for security services under Section 5(a)(i) of the Original Lease) for the Existing Premises through the Current Expiration Date in the same manner as set forth in the Lease.

(b)    During the Extended Term, Tenant will pay all additional rent and other charges due under the Lease (including, without limitation, Tenant’s Share of Excess Expenses and Tenant’s Share of Excess Taxes and the fee for security services under Section 5(a)(i) of the Original Lease) for the entire Premises (including both the Existing Premises and the Fifth Amendment Expansion Space) in the same manner as set forth in the Lease, except as modified by Paragraphs 5(c) and 5(d) below.

(c)    Notwithstanding anything contained in the Lease to the contrary, for purposes of calculating Tenant’s Share of Excess Expenses and Tenant’s Share of Excess Taxes on and after the Extended Term Commencement Date with respect to the entire Premises (including both the Existing Premises and the Fifth Amendment Expansion Space): (i) Tenant’s Share will be 95.45% (to take into account the expansion of the Premises to include the Fifth Amendment Expansion Space); (ii) the Base Year will be the 2023 calendar year; (iii) the Base Expenses will be the 2023 calendar year Expenses; and (iv) the Base Taxes will be the 2023 calendar year Taxes (i.e., the 2023 Summer Taxes due July 1, 2023, and the 2023 Winter Taxes due December 1, 2023). Because the foregoing will be the same for the entire Premises, any language contained in the Fourth Amendment regarding separate determinations of amounts due as Tenant’s Share of Excess Expenses and Tenant’s Share of Excess Taxes with respect to various portions of the Premises will have no applicability after the Current Expiration Date.

(d)    Section 5(a)(i)(D) of the Original Lease (but not Paragraph 7(d) of the Fourth Amendment) will continue to apply during the Extended Term, except that, with respect to the determination of Tenant’s Share of Excess Expenses for the period on and after the Extended Term Commencement Date, all occurrences of the figure “103%” in such Section 5(a)(i)(D) of the Original Lease are hereby amended to be “102%.”

6.    Leasehold Improvements.

(a)    Tenant will accept the entire Premises (including, without limitation, the Fifth Amendment Expansion Space) in its then-current, “as-is” condition as of the Extended Term Commencement Date (except for any Latent Defects (as hereinafter defined), and subject to Landlord’s ongoing repair, maintenance, service, and legal compliance obligations under the Lease), and Landlord will have no obligation to make any improvements to the Fifth Amendment Expansion Space beyond the completion of Landlord’s standard shell delivery, as more particularly described in Exhibit “C” of the Original Lease, which shall be in compliance with all applicable Laws. Except as expressly provided herein, there are no rental abatements, improvement allowances, moving allowances or other payments, credits or allowances of any kind whatsoever being made or provided by Landlord with respect to the expansion of the Existing Premises to include the Fifth Amendment Expansion Space or the extension of the Term for the Extended Term. A “Latent Defect” is a defect in any Building system, base Building improvement or structural element of the Building, which defect would not ordinarily be observed during a careful walk-through inspection by a reasonable tenant.

(b)    Landlord agrees to provide Tenant an allowance of up to [***] (the “Fifth Amendment Improvement Allowance”) for the cost of construction of certain improvements within the Premises subject to and in accordance with the terms of the “Work Letter” attached hereto as Exhibit “B” and by this reference made a part hereof (the “Fifth Amendment Leasehold Improvements”). The Fifth Amendment Leasehold Improvements will be constructed by Tenant in accordance with the Work Letter. In no event will Landlord be obligated to expend more than the Fifth Amendment Improvement Allowance for the design and construction of the Fifth Amendment Leasehold Improvements. Tenant will be responsible for all costs of designing and constructing the Fifth Amendment Leasehold Improvements in excess of the Fifth Amendment Improvement Allowance.

(c)    Subject to the terms of this Paragraph 6(c), provided that there does not exist an Event of Default under the Amended Lease, after application of the Fifth Amendment Improvement Allowance to Tenant’s Construction Costs (as defined in the Work Letter) in accordance with the Work Letter, Tenant may, by written notice to Landlord (the “Election Notice”) on or before the Allowance Expiration Date (as defined in the Work Letter), elect to apply any then-remaining unused portion of the Fifth Amendment Improvement Allowance to the actual, out-of-pocket expenses incurred by Tenant for the cost of purchasing and installing furniture, trade fixtures, equipment, telephone and data cabling, and other similar non-construction items and signs in the Premises (collectively, “FF&E Costs”). If Tenant elects to apply any portion of the Fifth Amendment Improvement Allowance to FF&E Costs, Tenant must specify the portion of the Fifth Amendment Improvement Allowance to be so applied in the Election Notice, and the Election Notice must be accompanied by invoices from Tenant evidencing expenditure of such sums by Tenant. Landlord will reimburse Tenant for such actual, out-of-pocket expenses promptly upon receipt of the Election Notice and such invoices. However, Landlord will have no obligation to reimburse Tenant for any such FF&E Costs for which invoices are submitted after the Allowance Expiration Date.

7.    Parking.

(a)    Effective as of the Extended Term Commencement Date, Section 35 of the Original Lease, Paragraph 6 of the Third Amendment, and Paragraph 9 of the Fourth Amendment are deleted in their entireties and are of no further force or effect.

(b)    Commencing on the Extended Term Commencement Date, the following will apply to parking:

(i)    Commencing on the Extended Term Commencement Date and for the duration of the Extended Term, (A) Landlord will provide to Tenant for use by

Tenant and its employees and team members three hundred thirty-three (333) parking spaces (collectively, the “Building Parking Spaces”) in the parking facilities as allocated below; and (B) Landlord will provide or cause to be provided to Tenant for use by Tenant and its employees and team members four hundred fifty-nine (459) parking spaces located in parking facilities mutually acceptable to Landlord and Tenant that are located within a distance not to exceed four tenths (0.4) of a mile from the Building (each, a “Parking Facility” and collectively, the “Parking Facilities”). All of the parking spaces described in the immediately preceding sentence (totaling seven hundred ninety-two (792) parking spaces) are sometimes herein referred to collectively as the “RM Parking Spaces”, and each, individually, as an “RM Parking Space”. The Building Parking Spaces will be allocated as follows: (I) at least twenty-two (22) Building Parking Spaces will be located in the “Executive Garage”, as depicted on Schedule 35 of the Original Lease, (II) at least two hundred two (202) Building Parking Spaces will be located in the “Parking Structure”, as depicted on Schedule 35 of the Original Lease, and (III) the remainder of the Building Parking Spaces will be located in the “Surface Parking Lots”, as depicted on Schedule 35 of the Original Lease.

(ii)    The rental (the “Parking Rent”) for each RM Parking Space located in the Surface Parking Lots is [***], which amount will increase on each annual anniversary date of the Extended Term Commencement Date by [***].

(iii)    The Parking Rent for each RM Parking Space located in the Parking Structure is [***], which amount will increase on each annual anniversary date of the Extended Term Commencement Date by [***].

(iv)    The Parking Rent for each RM Parking Space located in the Executive Garage is [***], which amount will increase on each annual anniversary date of the Extended Term Commencement Date by [***].

(v)    The Parking Rent for the RM Parking Spaces that are not Building Parking Spaces will be at the then market rate charged for such parking spaces, which, at the request of Landlord, will be paid directly by Tenant to the owner/operator of the applicable Parking Facility.

(vi)    The Parking Rent will be paid on the first day of each month following the Extended Term Commencement Date in advance without demand, deduction or setoff, and will otherwise be paid in the same manner and at the same time as Tenant pays Basic Rental.

(vii)    On or before the 1st day of each month, upon notice to Landlord, Tenant may, at Tenant’s sole election, decrease or increase the number of RM Parking Spaces that Tenant will utilize for the next subsequent month and thereafter (subject to the availability of additional parking spaces at the time, but in no event will Tenant increase the RM Parking Spaces to an amount greater than (A) three hundred thirty-three (333) Building Parking Spaces; and (B) seven hundred ninety-two (792) total RM Parking Spaces) so as to provide Landlord with a minimum of one month’s notice. If Tenant reduces or increases the RM Parking Spaces as provided in the immediately preceding sentence, the number of RM Parking Permits (as hereinafter defined) that

Tenant will utilize for the next subsequent month will correspondingly decrease or increase to the extent that Tenant reduces or increases the number of RM Parking Spaces that Tenant will utilize for such next subsequent month, as applicable.

(viii)    Subject to the below terms of this Paragraph 7(b)(viii), Landlord will not obligate itself to provide parking spaces to any of the remaining tenants in the Building or any other parking users who are not tenants of the Building which results in not providing Tenant with the number of RM Parking Spaces to which Tenant is then entitled. Tenant will not permit the RM Parking Spaces to be used for transient parking. Following any reduction by Tenant of the number of RM Parking Spaces, if, at any time thereafter, Landlord intends to lease to a third party, or grant a right to a third party to use, any parking spaces that would result in the inability of Landlord to provide Tenant with up to seven hundred ninety-two (792) RM Parking Spaces if Tenant were to subsequently increase the number of RM Parking Spaces, Landlord must first give Tenant notice of Landlord’s intention to lease or grant a right to use such parking spaces to a third party including the specific number of parking spaces that Landlord intends to lease or grant a right to use to such third party (a “Third Party Parking Notice”). Tenant will have five (5) business days after Tenant receives a Third Party Parking Notice from Landlord to notify Landlord of Tenant’s election to increase the number of RM Parking Spaces (up to the maximum amounts set forth above). If Tenant does not timely notify Landlord of its election to increase the number of RM Parking Spaces, then Landlord may lease or grant a right to use such specific number of parking spaces that are provided in such Third Party Parking Notice to any third party (collectively, the “Released RM Parking Spaces”) notwithstanding the fact that such lease or agreement may result in the inability of Landlord to subsequently provide Tenant with up to seven hundred ninety-two (792) RM Parking Spaces. For avoidance of doubt, Landlord is obligated to provide a Third Party Parking Notice to Tenant each time that Landlord intends to lease to a third party, or grant a right to a third party to use, any Released RM Parking Spaces that would result in the inability of Landlord to provide Tenant with additional parking spaces up to seven hundred ninety-two (792) RM Parking Spaces if Tenant were to subsequently elect to increase the number of RM Parking Spaces. However, notwithstanding anything contained herein to the contrary, neither Landlord’s failure to give any Third Party Parking Notice to Tenant nor Landlord’s lease or granting of a right to use such parking spaces to a third party following the initial reduction by Tenant of the number of RM Parking Spaces below the maximum amounts described in Paragraph 7(b)(i) above will be considered a default under the Amended Lease.

(ix)    Landlord must provide Tenant one (1) parking access device and/or permit for each of the Building Parking Spaces to which Tenant is then entitled to use and must provide or cause to be provided to Tenant one (1) parking access device and/or permit for each of the RM Parking Spaces to which Tenant is then entitled to use that are not Building Parking Spaces (individually, an “RM Parking Permit” and collectively, “RM Parking Permits”); provided, however, that Tenant will not utilize more than the then-current maximum number of each type of RM Parking Spaces to which Tenant is then entitled on a daily basis and Landlord will not be required to provide or cause to be provided more than one (1) RM Parking Permit per RM Parking Space. Initially, Landlord will provide or cause to be provided to Tenant RM Parking Permits for the maximum number of each type of RM Parking Spaces described in Paragraph

7(b)(i) above. If any of the RM Parking Permits are lost or damaged by Tenant or stolen, Tenant must reimburse Landlord, at Landlord's out-of-pocket cost, for the replacement of such RM Parking Permits that are lost or damaged by Tenant or stolen.

(x)    Landlord is not an insurer, guarantor, or bailee of the safety or security of any employee, or of any vehicle, or of the contents of any vehicle, parked in any of the RM Parking Spaces. Tenant acknowledges (and will so advise all of its employees and affiliates that use the RM Parking Spaces) that all of its employees must self-park and un-park their vehicles, and abide by all provisions of the rules and regulations of the Parking Facilities that may be applicable to their use of the RM Parking Spaces. Landlord does not guard or assume care, custody, or control of the vehicle or its contents and is not responsible to Tenant or any employees or to any individuals or entities to whom RM Parking Permits are provided, for fire, theft, damage, or loss, including any damage caused by any other vehicle parked in the Parking Facilities of the Building, as applicable.

(xi)    Tenant must not assign or sublet its rights to the use of the RM Parking Spaces and/or the RM Parking Permits, except (A) in connection with an assignment of the Amended Lease, or (B) in connection with a sublease of all or any portion of the Premises. Notwithstanding anything contained in this Paragraph 7 to the contrary, Tenant’s rights to use the RM Parking Spaces that are not Building Parking Spaces are subject to Landlord’s right to use the Parking Facilities pursuant to any agreements which may be in place between Landlord and the owners and/or operators of the Parking Facilities, if any. Without limiting the generality of the foregoing, if Landlord’s right to use one or more of the Parking Facilities is terminated as a result of the sale of such Parking Facility(ies), then Tenant’s right to use such Parking Facility(ies) will be similarly terminated; provided, however, nothing contained herein will limit Landlord’s obligations to cause the RM Parking Spaces to be made available to Tenant and others permitted to use them pursuant to this Paragraph 7(b). If the RM Parking Spaces become unavailable for any reason (including, without limitation, the sale of the Parking Facility(ies) in which the RM Parking Spaces are located), other than due to the acts or omissions of Tenant, Landlord will use commercially reasonable efforts to secure suitable replacement parking for Tenant at a comparable cost.

8.    Option to Renew.

(a)    Tenant may further renew the Term for one (1) additional period of five (5) years (“Option Period”), by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than nine (9) months before the expiration of the Extended Term. The Option Period will be on the same terms, covenants, and conditions of the Amended Lease, except that the Basic Rental payable for such Option Period will be equal to the Prevailing Rental Rate (as hereinafter defined) for such Option Period (as determined pursuant to the terms of this Paragraph 8), and except that Tenant will have no further right to renew or extend the Term.

(b)    If Tenant fails to exercise its option to extend the Term within the period of time for exercise set forth in this Paragraph 8, Tenant’s option to extend the Term will continue in full force and effect until Landlord gives Tenant notice of such failure to exercise said option to extend the Term (“Oops Notice”). If Tenant fails to exercise its option to extend the Term within ten (10) business days after receipt of an Oops Notice from Landlord, then and only then will Tenant’s option to extend the Term expire. Landlord will have no obligation to do any work or perform any special services with respect to the Premises for such Option Period (subject to Landlord’s ongoing repair, maintenance, service, and legal compliance obligations set forth in the Amended Lease). However, the Basic Rental determined as set forth in this Paragraph 8 may include a market rate refurbishment allowance.

(c)    The “Prevailing Rental Rate” for the Option Period will be the fair market Basic Rental which a tenant would pay upon leasing non-sublease, non- encumbered, non-equity space similar to the space in question in the Building or in buildings of comparable quality within the CBD (as hereinafter defined), taking into consideration that Tenant is exercising a right to extend the Term and all other relevant factors, including, without limitation, the length of the Option Period and the credit standing of Tenant. Within ten (10) days after the exercise by Tenant of its right to extend the Term for the Option Period, Landlord will submit to Tenant Landlord's determination of the Basic Rental for the Premises for the Option Period. If Tenant does not notify Landlord of its acceptance of Landlord’s determination of the Basic Rental for the Premises for the Option Period within ten (10) days after receipt of Landlord’s determination of the Basic Rental for the Premises for the Option Period (the “First 10 Day Period”), then the parties will proceed as provided in Paragraph 8(d) below.

(d)    Within five (5) days after the First 10 Day Period (the “Initial 5 Day Period”), Landlord and Tenant will each simultaneously submit to the other in a sealed envelope its suggested Basic Rental for the Premises for the Option Period, which rental will be the Prevailing Rental Rate for the Premises for the Option Period (but Landlord's rent determination need not be the same rent as provided pursuant to Paragraph 8(c) above). If either party does not submit its suggested Basic Rental for the Premises for the Option Period during the Initial 5 Day Period, the other party’s determination of Basic Rental for the Premises for the Option Period will be final and binding. If the higher of such suggested Basic Rental for the Premises for the Option Period is not more than one hundred five percent (105%) of the lower of such suggested rentals for each year of the Option Period, then the average of the two suggested Basic Rental figures for the Premises for the Option Period will be the Basic Rental for the Premises for such Option Period. Otherwise, Landlord and Tenant will negotiate in good faith to agree upon the Basic Rental for the Premises for the Option Period, and if Landlord and Tenant are unable to agree to the Basic Rental for the Premises for the Option Period within five days after the expiration of the Initial 5 Day Period (the “Second 5 Day Period”), the determination of the Basic Rental for the Premises for the Option Period will be made in accordance with Paragraph 8(e) below.

(e)    Within five (5) days after the expiration of the Second 5 Day Period, Landlord and Tenant will mutually select an MAI appraiser with experience in real estate activities, including at least five (5) years' experience in appraising office space in the Central Business District of Detroit, Michigan (“CBD”), which appraiser will be hereinafter referred to as a “Qualified Appraiser.” If the parties cannot agree on a Qualified Appraiser during such five day period, then within five days thereafter, each party will select an independent MAI Qualified Appraiser and, within five days thereafter, the two appointed appraisers will select a third Qualified Appraiser and the third Qualified Appraiser will determine the Basic Rental for the Premises for the Option Period in accordance with Paragraph 8(f) below. If either Landlord or Tenant fails to make such appointment of a Qualified Appraiser within said five day period, the Qualified Appraiser who is timely selected will determine the Basic Rental for the Premises for the Option Period.

(f)    Once the appraiser or third appraiser (the “Deciding Appraiser”) has been selected as provided in Paragraph 8(e) above, the Deciding Appraiser will, as soon as reasonably practicable thereafter and without reference to Landlord’s and Tenant’s Basic Rental determinations, make its own independent determination as to the Prevailing Rental Rate for the Premises for the Option Period (the “Independent Determination”). Once the Independent Determination is made, the Basic Rental for the Premises for the Option Period will be the figure submitted by Landlord and Tenant which is closer to the Independent Determination, which result will be binding on Landlord and Tenant. Landlord and Tenant will equally share the cost of such appraisal.

(g)    Tenant’s rights under this Paragraph 8 will terminate, at Landlord’s option, if (i) an Event of Default exists as of the date of Tenant’s exercise of its rights under this Paragraph 8, (ii) the Amended Lease or Tenant’s right to possession of any of the Premises is terminated, or (iii) Tenant assigns its interest in the Amended Lease or sublets any portion of the Premises, other than pursuant to an assignment or sublease that does not require Landlord’s consent under the Amended Lease.

9.    Public Announcements. Any public announcement, advertisement, press release, or similar action of Tenant relating to the Amended Lease is subject to Landlord’s prior written approval.

10.    Emergency Protocols. Tenant will promptly comply with all health, safety, security, and emergency plans, protocols, and procedures reasonably implemented by Landlord or a governmental agency for the Building from time to time (e.g., evacuation procedures, contact tracing procedures, restrictions on occupancy levels, etc.) (collectively, “Emergency Protocols”). All Emergency Protocols, and any changes thereto, must be non-discriminatory in substance to the tenants of the Building, and all future Emergency Protocols, and all modifications and/or amendments to the Emergency Protocols, will not be binding upon Tenant until Tenant receives not less than thirty (30) days’ advance written notice thereof. For the avoidance of doubt, Tenant will direct its employees, agents, contractors, guests, invitees, and licensees to comply with any of the foregoing, it being agreed that a failure of Tenant’s guests, invitees, and licensees to so comply with the Emergency Protocols will not be a default by Tenant under the Amended Lease and Landlord’s sole remedy with respect to such non- compliance will be to remove such persons from the Building. If requested by Landlord, Tenant will designate an employee of Tenant as its representative for all matters involving Emergency Protocols, and will provide the name, telephone number, and email address of such representative to Landlord. Tenant will direct such representative to reasonably cooperate with Landlord on all matters relating to Emergency Protocols. Notwithstanding any other provision of the Amended Lease to the contrary, all communication (written or verbal) regarding Emergency Protocols may be made directly with such representative (provided, however, any notice of a default must be given pursuant to Section 28 of the Original Lease).

11.    Insurance, Indemnity, and Subrogation. Effective immediately, the below terms of this Paragraph 11 will completely supersede and replace Sections 20, 21, and 38 of the Original Lease.

(a)    Landlord will provide and keep in force or cause to be provided or kept in force:

(i)    Commercial general liability insurance with respect to Landlord’s operation of the Building for bodily injury or death and damage to property of others; and

(ii)    Property insurance (including special cause of loss form) in respect of the Building, except that Landlord will not be required to carry such insurance on Tenant’s Property, or any other trade fixtures, equipment, personal property, or on any alterations or leasehold improvements in the Premises, or on any systems exclusively serving the Premises;

together with such other insurance as Landlord, in its sole discretion, elects to obtain. Insurance effected by Landlord (i) will be in amounts which Landlord from time to time determines to be reasonable and sufficient, (ii) will be subject to such deductibles and exclusions which Landlord may deem reasonable, and (iii) will otherwise be on such terms and conditions as Landlord from time to time determines to be reasonable and sufficient. Landlord's insurance may provide that no insurance proceeds will be payable thereunder in the case of destruction or damage caused by any occurrence other than risks included in the special cause of loss form.

(b)    Subject to Paragraph 11(e) below, except to the extent caused by the negligence or willful misconduct of Landlord or any of its contractors, agents, representatives or employees, Tenant will indemnify, defend and hold harmless Landlord and its property manager (the “Property Manager”), and their respective direct and indirect affiliates, parents, and subsidiaries, and each of the foregoing’s respective officers, shareholders, members, directors, managers, employees, and agents (individually and collectively, the “Indemnitees”), from any and all claims, liabilities, injuries, damages, losses, costs, and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Indemnitees to the extent arising from, relating to, or in connection with any negligence or willful misconduct of Tenant or its contractors, agents, representatives, employees, customers, subtenants, licensees or invitees (collectively the “Tenant Parties”). The provisions of this Paragraph 11(b) will survive the expiration or termination of the Amended Lease with respect to any damage, injury or death occurring prior to such expiration or termination.

(c)    Subject to Paragraph 11(e) below, except to the extent caused by the negligence or willful misconduct of Tenant or any of the Tenant Parties, Landlord will indemnify, defend, and hold harmless Tenant and its direct and indirect affiliates, parents, and subsidiaries, and each of the foregoing’s respective officers, shareholders, members, directors, managers, employees, and agents, from any and all claims, liabilities, injuries, damages, losses, costs, and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Tenant to the extent arising from, relating to, or in connection with any negligence or willful misconduct of Landlord, its agents, contractors and employees. The provisions of this Paragraph 11(c) will survive the expiration or termination of the Amended Lease with respect to any damage, injury or death occurring prior to such expiration or termination.

(d)    (i) During the Term, Tenant must maintain, at its expense, the following minimum insurance coverages:

(A)    Commercial general liability insurance on an occurrence (not claims made) basis for the Premises (the “CGL Policy”), which includes a “Per Location Aggregate,” providing for coverage for liability arising from premises operations, bodily injury or death, damage to property of others and personal injury and advertising injury with minimum annual limits of liability of:

Each Occurrence Limit: $1,000,000.00
General Aggregate Limit: $2,000,000.00
Personal & Advertising Injury Limit: $1,000,000.00
Fire Damage Legal Liability Limit: $100,000.00
Medical Expenses Limit: $5,000.00

(B)    Commercial umbrella insurance on an occurrence (not claims made) basis for the Premises (the “Umbrella Policy”) with minimum limits of not less than Five Million and 00/100 Dollars ($5,000,000.00) per occurrence and in the annual aggregate.

(C)    Property insurance (including special cause of loss form) for the full replacement cost of Tenant’s Property, Tenant’s trade fixtures, equipment and personal property, and of all alterations and leasehold improvements within or to the Premises. Such insurance must name Landlord and any other party specified by Landlord as loss-payee with respect to coverages for such alterations and leasehold improvements in or to the Premises.

(D)    Workers compensation insurance with statutory limits as required by applicable law, and employer’s liability insurance with minimum limits of $1,000,000.00 for bodily injury by accident for each accident, $1,000,000.00 for bodily injury by disease policy limit, and $1,000,000.00 for bodily injury each employee.

(E)    Commercial automobile liability insurance coverage (if applicable to Tenant's business) for owned, hired, and non-owned automobiles with a combined single limit of not less than $1,000,000.00 for each accident.

(F)    Business interruption insurance in an amount sufficient to cover the loss of twelve (12) months of gross profits and continuing expenses during the period of partial or total shutdown of Tenant’s business and six (6) months of extended period of indemnity until Tenant’s business is back to the level where it would have been had there been no shutdown. Notwithstanding the foregoing, Tenant may elect not to carry business interruption insurance, provided that, if Tenant elects not to carry such insurance, then, notwithstanding anything contained in the Amended Lease to the contrary, Tenant hereby waives and releases Landlord from any and all claims, actions, causes of action, liabilities, damages, rights of recovery, or judgments arising from any claim, injury, or damage suffered or incurred by Tenant which would have been covered by such insurance had Tenant elected to carry it regardless of the cause or origin, including the sole, contributory, partial, joint, comparative, or concurrent negligence of Landlord. This waiver also applies to Tenant’s directors, officers, members, employees, shareholders, partners, representatives, and agents. The waiver set forth in this paragraph is in addition to, and not in substitution for, any other waivers, indemnities, or exclusions of liability set forth in the Amended Lease. The option not to carry business interruption insurance coverage is personal to Tenant, and any sublessee or assignee (other than a sublessee or assignee pursuant to a sublease or assignment that does not require Landlord’s consent under the Amended Lease) will be required to carry business interruption insurance coverage as set forth above.

(ii)    Tenant must also require any contractor of Tenant performing work or alterations in the Building, to procure and keep in effect: (A) the coverages set forth in subsections (d)(i)(A), (d)(i)(B), (d)(i)(D), and (d)(i)(E) above, (B) “all risk” builder’s risk insurance upon all alterations and improvements to the full insurable value thereof to the extent that Tenant is not then maintaining the same, and (C) Professional Liability or Errors and Omissions insurance for all architects and engineers covering the liability for loss due to error, omission, or negligence of employees and machine malfunction. Tenant’s contractor’s CGL Policy must include a “Per Project Aggregate” endorsement. From time to time, Tenant must increase the limits of the CGL

Policy to, and any contractor of Tenant must be required to carry a CGL Policy, with such higher limits as Landlord reasonably requires.

(iii)    The CGL Policy and Umbrella Policy must: (A) name Landlord, the Property Manager (currently Bedrock Management Services LLC) and its mortgagee(s) as additional insureds, and (B) specifically include the liability assumed under the Amended Lease by Tenant. Tenant must provide to Landlord at least ten (10) days’ notice prior to any cancellation or material change of coverage.

(iv)    Insurance required by Tenant hereunder must: (A) be in companies rated A-Class VII or better in “AM Best Insurance Guide,” and provide that it is primary insurance as to all claims thereunder and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord or the Property Manager.

(v)    Tenant must deliver certificates evidencing the coverages required pursuant to this Paragraph 11(d) to Landlord within five (5) business days after the earlier of the renewal or the expiration date of the applicable expiring policy, or any time as reasonably requested by Landlord. Furthermore, the certificate evidencing the umbrella coverage must specify that the umbrella coverage is excess to the coverages set forth in subparagraphs (d)(i)(A), (d)(i)(D), and (d)(i)(E) above. In no event will any contractor of Tenant be permitted to enter the Premises for any purpose unless and until the certificates required under this Paragraph 11(d) have been delivered to Landlord.

(vi)    If Tenant fails to procure and maintain the insurance required under this Paragraph 11(d), and if such failure continues for more than five (5) business days after notice from Landlord thereof, then Landlord may, but will not be required to, procure and maintain the same, and any amount so paid by Landlord for such insurance will be additional rent which, together with interest thereon at the Interest Rate from the date paid, will be due and payable by Tenant on demand. Carrying by Landlord of any such policy, will not be deemed to waive or release the event of default of Tenant with respect thereto.

(vii)    Failure by Landlord to demand any certificate, endorsement or other evidence of full compliance with these insurance requirements or failure by Landlord to identify and/or notify Tenant of any deficiency hereunder will not be construed as a waiver of Tenant’s obligations to maintain such insurance. Tenant’s obligation to provide the insurance cannot be waived by any conduct, action, inaction, or omission by Landlord. Furthermore, the foregoing insurance coverage amounts are understood to be minimum requirements and are not intended to in any way limit any liability of Tenant under the Amended Lease. If Tenant or Tenant’s contractor carries liability insurance coverage with limits higher than the limits required in the Amended Lease, the full amount of the insurance coverage actually carried by Tenant or Tenant’s contractor will be available to respond to a covered loss or occurrence, and the coverage afforded to Landlord as additional insured under such policy or policies will not be limited by the minimum coverage limits specified in the Amended Lease but will be deemed increased to the amounts actually carried by Tenant or Tenant’s contractor.

(e)    Landlord and Tenant must each have included in all policies of property insurance, including property and business interruption insurance respectively obtained by them covering the Premises, the Building, and contents therein, a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage thereby insured against. Any additional premium for such waiver will be paid by the primary insured. To the full extent permitted by law, and notwithstanding anything in the Amended Lease to the contrary, Landlord and Tenant each waives all right of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agrees to release the other from liability, for loss or damage to the extent such loss or damage to real or personal property which is covered by valid insurance, in effect covering the party seeking recovery at the time of such loss or damage, or would be covered by the insurance required to be maintained under the

Amended Lease by the party seeking recovery. If the release of either party, as set forth above, should contravene any governmental law, rule, requirement, code, order, regulation or ordinance (collectively, “Law” or “Laws”) with respect to exculpatory agreements, the liability of the party in question will be deemed not released but will be secondary to the liability of the other’s insurer. The provisions of this Paragraph 11(e) survive the expiration or termination of the Amended Lease.

12.    Notices.

(a)    Tenant’s Address for notices, as set forth in Section 1(m) of the Lease, is hereby deleted in its entirety and amended to be:

(m)    Tenant’s Address: Rocket Mortgage, LLC
1005 Woodward Avenue
Detroit, Michigan 48226
Attn: General Counsel
E-mail: rmlegalnotices@rocketmortgage.com

with a copy to:

Rock Central LLC d/b/a Rocket
Central 1005 Woodward Avenue
Detroit, Michigan 48226
Attn: Legal-Real Estate
E-mail: legalrealestate@rocketcentral.com

(b)    Landlord’s Address for notices, as set forth in Section 1(n) of the Lease, is hereby deleted in its entirety and amended to be:

(n)    Landlord’s Address: 615 W Lafayette Master Tenant LLC
c/o Bedrock Management Services LLC
630 Woodward Avenue
Detroit, Michigan 48226
Attn: Chief Executive Officer
E-mail: leasenotices@bedrockdetroit.com

with a copy to:

Bedrock Management Services LLC
630 Woodward Avenue
Detroit, Michigan 48226
Attn: General Counsel
E-mail: leasenotices@bedrockdetroit.com

13.    Other Amendments. Except for any such right or options granted to Tenant under the express terms of this Amendment, all extension and renewal rights and options of any type or nature, all rights of first offer, rights of first refusal, and other expansion rights and options of any type or nature, and all contraction and early termination rights and options of any type or nature, set forth in the Lease in favor of Tenant are hereby deleted in their entireties and are of no further force or effect.

14.    Brokerage Commissions. Landlord and Tenant represent and warrant each to the other that they have not dealt with any real estate broker in connection with the negotiation or execution of this Amendment other than Bedrock Management Services LLC (“Broker”), whose commission, if any, will be paid by Landlord pursuant to a separate written agreement between Landlord and Broker. If either party breaches the foregoing representation and warranty it will indemnify the other party against all costs, expenses, reasonable attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the breaching party.

15.    Ratification. Tenant and Landlord each hereby ratifies and confirms its respective obligations under the Amended Lease, and represents and warrants to each other that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, the Amended Lease is and remains in good standing and in full force and effect, and Tenant does not have any claims, counterclaims, set-offs or defenses against Landlord arising out of the Amended Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

16.    Binding Effect; Conflicts; Governing Law; Venue; Captions; Covenants. Except as modified hereby, the Lease remains in full effect and this Amendment is binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment will prevail. The Amended Lease is governed by and construed in accordance with the laws of the State of Michigan. The parties consent to the exclusive jurisdiction of the courts (state and federal) located within Wayne County in the State of Michigan in connection with any dispute arising under the Amended Lease. The captions and headings used throughout this Amendment are for convenience of reference only and do not affect the interpretation of this Amendment. The parties intend that the obligations of Tenant under the Amended Lease will be separate and independent covenants and agreements from the covenants and agreements of Landlord, and will continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of the Amended Lease.

17.    Counterparts and Amendment Execution.

(a)    This Amendment may be executed in any number of counterparts and may be signed and/or transmitted by facsimile, electronic mail of a .pdf document, or electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument. To the extent a party signs this Amendment using electronic signature technology, by clicking “SIGN” (or similar election), such party is signing this Amendment electronically, and the electronic signature(s) appearing on this Amendment will be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures. Each of Landlord and Tenant intends to be bound by electronically generated signatures and/or by signature(s) on the facsimile or electronically imaged document, is aware that the other party will rely on such signature(s), and hereby waives any defenses to the enforcement of the terms of this Amendment based on the form of signature(s).

(b)    The submission by Landlord to Tenant of this Amendment has no force or effect, nor confers any rights or imposes any obligation upon either party unless and until execution hereof by Landlord and Tenant and the unconditional delivery of a fully-executed Amendment to Landlord and Tenant or their representatives.

18.    Due Authority. If Tenant signs this Amendment as a corporation, limited liability company or a partnership, any person(s) executing this Amendment on behalf of Tenant does hereby covenant and warrant that Tenant is a fully-authorized and existing legal entity, that Tenant is organized under the laws of the state of its formation and has and is qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to enter into this Amendment, and that any and all of the person(s) signing this Amendment on behalf of Tenant is and are authorized to do so.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES APPEAR ON FOLLOWING PAGE]

[SIGNATURE PAGE TO FIFTH AMENDMENT TO LEASE BETWEEN 615 W LAFAYETTE MASTER TENANT LLC AND ROCKET MORTGAGE, LLC]

The parties hereto have executed this Fifth Amendment to Lease as of the date first set forth above.

“LANDLORD”

615 W LAFAYETTE MASTER TENANT LLC,
a Michigan limited liability company

By: /s/ Kofi Bonner

Name: Kofi Bonner

Its: Authorized Representative

“TENANT”

ROCKET MORTGAGE, LLC,
a Michigan limited liability company

By: /s/ Amy Bishop

Name: Amy Bishop

Its: Executive Vice President, General
Counsel, and Secretary

Exhibit “A”

FIFTH AMENDMENT EXPANSION SPACE

ROCKET MORTGAGE, LLC

THIRD AVE
W FORT ST
W LAFAYETTE BLVD
SECOND AVE
FLOOR PLAN NOT TO SCALE

EXPANSION SPACE	
Building Name	Detroit News Building
Building Address	615 West Lafayette, Detroit, MI 48226
Suite #	Suite 150
Floor #	1st Floor
Square Footage	1,544 R.S.F.

Exhibit “B”

WORK LETTER

(Tenant Construction)

This Work Letter sets forth the terms and conditions relating to the construction of the Fifth Amendment Leasehold Improvements by Tenant.

ARTICLE 1
DEFINITIONS
1.01    “Approved Construction Drawings” means the Construction Drawings approved pursuant to the process set forth in Article 2 below.

1.02    “Approved Space Plan” means the Space Plan approved pursuant to the process set forth in Article 2 below.

1.03    “Building Standard” means the quantity and quality of materials, finishes, and workmanship from time to time specified as such by Landlord for the Building, in its reasonable discretion.

1.04    “Change Order” means any change, modification or addition to the Approved Construction Drawings.

1.05    “Construction Drawings” means: (a) detailed architectural drawings and specifications for Tenant’s partition plan, demolition plan, reflected ceiling plan, power, communication and telephone plan (location of data and telephone outlets with pull boxes only), electrical outlets, finish plan, elevations, details and sections; and (b) mechanical, electrical, plumbing and lighting plans and specifications where necessary for installation to Building systems.

1.06    “Contractor” means the contractor selected under Section 4.01(c) below and approved by Landlord.

1.07    “Existing Improvements” means those portions of the Fifth Amendment Expansion Space and Existing Premises which were in existence prior to the date of Landlord’s execution of this Amendment.

1.08    “Fifth Amendment Improvement Allowance” means [***], to be provided by Landlord as set forth in Section 3.01 below.

1.09    “Landlord’s Representative” means Livia Owens, whom Landlord has designated as its representative with respect to the matters set forth in this Work Letter, and who, until further notice to Tenant, has full authority and responsibility to act on behalf of Landlord as required in this Work Letter.

1.10    “Fifth Amendment Leasehold Improvements” means all items which are supplied, constructed, installed, and finished by Tenant, as provided in this Work Letter, including but not limited to any subsequent Change Orders.

1.11    “Space Plan” means a preliminary architectural drawing showing all demising walls, corridors, entrances, exits, doors and interior partitions.

1.12    “Space Planner” means Rock Central LLC.

1.13    “Substantial Completion” shall occur when the Fifth Amendment Leasehold Improvements have been substantially completed in accordance with the Approved Construction Drawings (other than minor punch list items and any work which cannot be completed on such date, provided such incompletion will not substantially interfere with Tenant’s use of the Fifth Amendment Expansion Space) and, if required for occupancy, a certificate of occupancy or certificate of acceptance (temporary or final) has been issued by the appropriate governmental authority. Substantial Completion shall occur in accordance with the preceding sentence, notwithstanding the fact that: (a) the matters on any punch list remain to be completed; and (b) there are other items which have not been completed as of such date, provided the incompletion of such other items will not substantially interfere with Tenant’s use of the Fifth Amendment Expansion Space.

1.14    “Tenant Expenditure Authorization” refers to the certified report required by Section 4.02(c) below.

1.15    “Tenant’s Representative” means Kristin Kostrzewski, whom Tenant has designated as its sole representative with respect to the matters set forth in this Work Letter, and who, until further notice to Landlord, has full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Tenant’s Representative is authorized to execute and deliver on behalf of Tenant any and all documents required by this Work Letter. Tenant hereby warrants and represents to Landlord that Tenant’s Representative has all of the requisite power and authority to execute and deliver such documents and that Tenant shall be bound by the execution of such documents on behalf of Tenant by Tenant’s Representative.

ARTICLE 2

DEVELOPMENT OF CONSTRUCTION DRAWINGS

2.01    Space Plan. Tenant shall cause the Space Planner to submit the Space Plan to Landlord for Landlord’s review and approval. After Landlord receives the Space Plan, Landlord shall, in its sole but reasonable discretion, approve or disapprove the Space Plan. If Landlord disapproves the Space Plan, Landlord shall return the Space Plan to Tenant, along with a statement setting forth the grounds for the disapproval. In such event, Tenant shall make such changes as are necessary in order to make the Space Plan acceptable to Landlord and shall then re-submit the revised Space Plan to Landlord. This procedure shall be repeated until Landlord has delivered to Tenant written approval of the Space Plan. When approved by Landlord, the Space Plan shall be deemed to be the Approved Space Plan.

2.02    Construction Drawings. Upon receipt of the Approved Space Plan, Tenant shall direct the Space Planner to begin preparation of Construction Drawings and shall submit Construction Drawings to Landlord for Landlord’s approval or disapproval. The Construction Drawings must provide for the integration of the Building’s mechanical, engineering, plumbing, and smart building systems in the Premises in accordance with Landlord’s applicable standards for integration (standards accessible at bedrockstandards.com). Within five (5) business days after its receipt of such documents, Landlord shall notify Tenant in writing of its approval or disapproval, stating in reasonable detail the reasons for any disapproval. If Landlord reasonably disapproves the Construction Drawings, Tenant shall then resubmit revised Construction Drawings to Landlord and Landlord shall, within three (3) business days thereafter, approve or disapprove the revised Construction Drawings, stating in reasonable detail the reasons for any disapproval. The foregoing process shall be repeated as many times as are necessary in order to obtain Construction Drawings which are approved by Landlord. When approved by Landlord, the Construction Drawings shall be deemed to be the Approved Construction Drawings.

2.03    Change Orders.

(a)    All changes requested by Tenant shall require Landlord’s prior written consent, not to be unreasonably withheld. Any Contractor-initiated Change Order must be reviewed and approved by Landlord and Tenant, which review and approval will not be unreasonably withheld. Landlord shall notify Tenant of Landlord’s approval or disapproval of any Change Order within five (5) business days after Landlord’s receipt of Tenant’s request for approval thereof.

(b)    Should any Change Order modify the Approved Construction Drawings, Tenant shall pay all reasonable additional third-party costs thereby actually incurred by Landlord (plus any increase in the Construction Management Fee (as hereinafter defined) resulting from such Change Order). All revised or additional Construction Drawings are subject to Landlord’s prior review and written approval. Landlord shall notify Tenant of Landlord’s approval or disapproval thereof within five (5) business days after Landlord’s receipt of such revised or additional Construction Drawings. If and when approved by Landlord, such revised or additional Construction Drawings shall be deemed to be a part of the Approved Construction Drawings.

2.04    Legal Requirements. All design, construction and installation shall conform to the requirements of the Lease, including, but not limited to, Section 8(d) thereof, and all applicable Laws. Tenant agrees that any review or approval by Landlord of the Space Plan or the Construction Drawings is solely for Landlord’s benefit, and without any representation, warranty or liability whatsoever to Tenant or any other person with respect to the adequacy, correctness or sufficiency thereof, or otherwise. The approval by Landlord of the Approved Space Plan and the Approved Construction Drawings shall not in any way be deemed to be an agreement or certification by Landlord that the work contemplated thereby complies with applicable Laws or that the Approved Space Plan or the Approved Construction Drawings will be approved by governmental agencies having jurisdiction thereover. Tenant and the Space Planner shall be solely responsible for the compliance of the design shown on the Approved Space Plan and the Approved Construction Drawings with all applicable Laws. Tenant acknowledges that the Fifth Amendment Leasehold Improvements must be in compliance with all applicable Laws and any historic requirements relating to the Building’s historic designation, if any.

2.05    Materials and Workmanship. All work and materials required under the Approved Construction Drawings, including all materials, finishes and workmanship shall be equal to, or of a quality superior to, Building Standard. Except as approved by Landlord, all materials incorporated in the Fifth Amendment Leasehold Improvements shall be new.

2.06    Field Verification. Space Planner shall verify at the job site all dimensions, locations and structural members and any physical conditions affecting the Construction Drawings.

2.07    Deemed Approval. Landlord shall not unreasonably withhold, condition or delay its approval of the Space Plan, the Construction Drawings, or any Change Order (including, without limitation, any revised or additional Construction Drawings relating thereto). In the event that Landlord fails to notify Tenant of Landlord’s approval or disapproval of any submittal within the time periods specified in this Work Letter, Landlord shall be deemed to have approved the applicable submittal.

ARTICLE 3
LANDLORD’S OBLIGATIONS
3.01    Fifth Amendment Improvement Allowance. After final completion of the Fifth Amendment Leasehold Improvements and upon compliance with the requirements of this Work Letter, Landlord shall reimburse Tenant for Tenant’s Construction Costs (to the extent of the Fifth Amendment Improvement Allowance less any portion thereof applied to FF&E Costs under Paragraph 6 of this Amendment). Except as expressly provided in Paragraph 6 of this Amendment, (a) the Fifth Amendment Improvement Allowance must be used only for Tenant’s actual out-of-pocket costs (hard and soft) of constructing the Fifth Amendment Leasehold Improvements, and (b) no portion of the Fifth Amendment Improvement Allowance shall be used to reimburse the cost of any furniture, fixtures, equipment, telephone or data cabling or other similar non- construction items, and all such items shall be at Tenant’s sole cost and expense. The cost of all improvements required by the Approved Construction Drawings from concrete slab to concrete deck shall be included within Tenant’s Construction Costs. Any unused portion of the Fifth Amendment Improvement Allowance may be applied in accordance with the terms of Paragraph 6 of this Amendment. However, notwithstanding anything contained herein or in the Amended Lease to the contrary, if Tenant has not satisfied the conditions for disbursement of the entire Fifth Amendment Improvement Allowance on or before the date that is one (1) year after the Extended Term Commencement Date (the “Allowance Expiration Date”), Tenant shall have no further rights to any undisbursed portion of the Fifth Amendment Improvement Allowance. Any portion of the

Fifth Amendment Improvement Allowance remaining undisbursed after such Allowance Expiration Date shall belong to Landlord.

3.02    Condition of Fifth Amendment Expansion Space and Existing Improvements. Landlord shall deliver the Fifth Amendment Expansion Space and Existing Improvements to Tenant, and Tenant shall accept the Fifth Amendment Expansion Space and Existing Improvements from Landlord, in their presently existing, “as-is” condition, except for any Latent Defects, and subject to Landlord’s ongoing repair, maintenance, service, and legal compliance obligations under the Lease.

3.03    Commencement of Construction. Landlord shall have no obligation to allow commencement of construction or installation of the Fifth Amendment Leasehold Improvements until:

(a)    Tenant has delivered to Landlord the Approved Construction Drawings, initialed by Tenant’s Representative and Landlord’s Representative;

(b)    Landlord has received from Tenant payment of all Rent then due and payable under the Lease;

(c)    Landlord has received the copies of insurance certificates required by Section 4.04(b) of this Work Letter; and

(d)    Tenant and/or Contractor has obtained all necessary building permits for the commencement of the work then being performed and provided copies thereof to Landlord.

ARTICLE 4
TENANT’S OBLIGATIONS
4.01    Fifth Amendment Leasehold Improvements; Coordination.

(a)    Tenant shall be responsible for having all of the Fifth Amendment Leasehold Improvements performed.

(b)    Except as may be set forth in the Approved Construction Drawings to the contrary, all work and materials required under the Approved Construction Drawings, including all materials, finishes and workmanship shall be equal to, or of a quality superior to, Building Standard. The Fifth Amendment Leasehold Improvements shall be diligently performed in a good and workmanlike manner and in accordance with good construction practice, using new materials and equipment (except as may be set forth in the Approved Construction Drawings to the contrary), in accordance with the Approved Construction Drawings and all applicable Laws, and the terms of this Work Letter. No fixtures, materials or equipment shall be incorporated in the Building or used in connection with the performance of the Fifth Amendment Leasehold Improvements which are subject to any security interest, lien, charge, mortgage or other encumbrance.

(c)    Tenant shall select the Contractor to construct the Fifth Amendment Leasehold Improvements, but any such Contractor shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned, or delayed. Unless otherwise agreed in writing by Landlord and Tenant, all work involved in the construction and installation of the Fifth Amendment Leasehold Improvements shall be carried out by Contractor under a direct contract with Tenant. If Tenant wishes to engage any additional contractor other than Contractor to perform any portion of the Fifth Amendment Leasehold Improvements, any such engagement shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned, or delayed. Only subcontractors on Landlord’s approved list, or which have otherwise been reasonably approved by Landlord, may be used for mechanical, electrical, plumbing and life-safety systems work.

(d)    Tenant agrees to use commercially reasonable efforts to minimize any disturbance to other tenants of the Building during the performance of the Fifth Amendment Leasehold Improvements. Tenant shall cause Contractor to comply with the reasonable rules and regulations of the Building applicable to contractors, as specified by Landlord from time to time in its reasonable discretion.

(e)    Under no circumstances whatsoever will Tenant, or any of Tenant’s agents, including but not limited to Contractor, ever alter or modify, or in any manner disturb, any of the Building systems that serve any area other than, or in addition to, the Premises. Only with Landlord’s express written permission and under direct supervision of Landlord shall Tenant, Contractor or Tenant’s agents alter, modify or in any manner disturb any branch systems that serve only the Premises. In the event any of the Fifth Amendment Leasehold Improvements requires or gives rise to governmentally required changes to any structural portions of the Building, Building systems, branch systems or areas or equipment located outside the Premises, then Landlord shall make such changes at Tenant’s sole cost and expense.

(f)    Notwithstanding anything to the contrary set forth herein, Tenant does hereby waive all claims against Landlord for damage to any property or injury to, or death of any person in, on or about the Premises or the Building arising out of or in any way related to the construction of the Fifth Amendment Leasehold Improvements by Contractor, except to the extent caused by, or resulting from, the negligence or willful misconduct of Landlord, its agents, servants, employees, representatives or contractors, and then only if such damage, injury, death or loss is not covered by insurance of the type required to be carried by Tenant or its Contractor under the Lease. Except to the extent caused by, or resulting from, the negligence or willful misconduct of Landlord, its agents, servants, employees, representatives or contractors and except for liabilities waived under Paragraph 11(e) of this Amendment, Tenant shall, and hereby does agree to, indemnify, defend and hold Landlord harmless from and against any and all claims, causes of action, damages, costs and expenses arising out of the performance of the Fifth Amendment Leasehold Improvements, including, but without limitation, personal injury or property damage, the imposition of any lien against the Premises or the Building and matters arising out of the failure of the Fifth Amendment Leasehold Improvements to comply with applicable Laws or any historic requirements relating to the Building’s historic designation, if any.

4.02    Tenant’s Construction Costs.

(a)    The term “Tenant’s Construction Costs” shall mean the total of the actual costs of all work done or caused to be done by Tenant, the Space Planner, any engineers and by its contractors, suppliers and work forces (including, without limitation, Contractor) for materials and labor in connection with the performance of the Fifth Amendment Leasehold Improvements, costs associated with sustainability practices, documentation, registration and certification, and all actual costs incurred by Tenant in completing all of the improvements in the Premises, plus a fee equal to one-half percent (0.5%) of the total of the costs set forth in this Section 4.02(a) (including Change Orders), excluding any costs for furniture, furnishings, trade fixtures, and equipment, as a “Construction Management Fee.”

(b)    Subject to the below terms of this Section 4.02, Landlord shall reimburse Tenant for all of Tenant’s Construction Costs in an amount up to the Fifth Amendment Improvement Allowance (less any portion thereof applied to FF&E Costs under Paragraph 6 of this Amendment) following commencement of Tenant’s business operations in the Fifth Amendment Expansion Space and final completion of the Fifth Amendment Leasehold Improvements. Tenant shall bear the balance, if any, of Tenant’s Construction Costs. Reimbursement of Tenant’s Construction Costs shall be made by Landlord pursuant to the remaining provisions of this Article 4 (up to an amount equal to the Fifth Amendment Improvement Allowance).

(c)    The term “Tenant Expenditure Authorization” shall mean a report certified by Tenant, in a form reasonably satisfactory to Landlord, setting forth: (1) a computation of the total of Tenant’s Construction Costs; and (2) the amount payable by Landlord to Tenant, which amount shall not exceed the then-remaining undisbursed Fifth Amendment Improvement Allowance. The Tenant Expenditure Authorization shall be accompanied, to the extent applicable to the costs set forth on the Tenant Expenditure Authorization, by: (i) an AIA Completion Certificate executed by Contractor, and an AIA Document G702 form executed by the Space Planner; (ii) a copy of the final certificate of occupancy or certificate of acceptance for the Fifth Amendment Expansion Space, or such other final certificate or final governmental approval as will permit Tenant to occupy and use the Fifth Amendment Expansion Space; (iii) an affidavit or certificate executed by the Space Planner that the Fifth Amendment Leasehold Improvements are substantially complete and are in accordance with the Approved Construction Drawings and all applicable Laws; and (iv) final lien waivers from the Space Planner, Contractor, and all subcontractors, materialmen, and engineers which are sufficient under the laws of the State of Michigan to eliminate any lien rights in favor of all such parties. In addition, the Tenant Expenditure Authorization shall be accompanied by a set of scaled and dimensioned, “as-built” plans for the Fifth Amendment Leasehold Improvements, certified by the Space Planner, prepared on an Auto CAD Computer Assisted Drafting and Design System (or such other system as Landlord may accept), using naming conventions issued by the American Institute of Architects (or such other naming conventions as Landlord may accept), and an electronic copy of such as-built plans translated in DXF format (or any other format acceptable to Landlord). All materials described above in this Section 4.02(c) must be in form and substance reasonably satisfactory to Landlord. The Tenant Expenditure Authorization and other required items shall be submitted directly to Landlord’s Representative.

(d)    Upon receipt of the Tenant Expenditure Authorization and all other required materials, Landlord shall reimburse Tenant, or pay directly to Contractor or any other party, if so directed by Tenant, the amount due from Landlord in respect of the Tenant Expenditure Authorization pursuant to Section 4.02(c) above within thirty (30) days after Landlord’s receipt thereof. Landlord’s sole obligation shall be to pay the amount due to Tenant or the person designated by Tenant for payment and Landlord shall have no liability for any mistakes or errors committed by Tenant in designating the person to receive such payment or the amount of such payment. Landlord shall not be obligated to disburse the amount requested by Tenant in its Tenant Expenditure Authorization until Tenant delivers to Landlord the Tenant Expenditure Authorization accompanied by all of the items listed in Section 4.02(c) above.

(e)    The Tenant Expenditure Authorization shall be subject to verification by Landlord or Landlord’s Representative (who shall have access to Tenant’s books and records in respect thereof for such purpose) and correction, if necessary, without either party being prejudiced by any payments made hereunder (whether during the course of the Fifth Amendment Leasehold Improvements or upon completion).

(f)    Tenant agrees that in the event it fails to make any payment required in this Work Letter in a timely manner after notice and reasonable opportunity to cure, or fails to obtain the final lien waivers described above in this Article 4 within a reasonable period of time, then Landlord, in addition to any and all other remedies allowed to Landlord by law or in equity, shall have the same rights and remedies against Tenant as in the case of an Event of Default in payment of Rent under the Lease. Notwithstanding any provision to the contrary contained in the Lease, if an Event of Default under the Lease or a default under this Work Letter has occurred at any time on or before the completion of the Fifth Amendment Leasehold Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Fifth Amendment Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Fifth Amendment Leasehold Improvements (in which case Tenant shall be responsible for any delay in the completion of the Fifth Amendment Leasehold Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such Event of Default or default under this Work Letter is cured pursuant to the terms of the Lease or this Work Letter, as applicable (in which case Tenant shall be responsible for any delay in the completion of the Fifth Amendment Leasehold Improvements caused by such inaction by Landlord).

(g)    Should Landlord fail to timely make any required payment from the Fifth Amendment Improvement Allowance after Tenant has properly requested disbursement and all conditions for disbursement have been met, then the unpaid amount shall accrue interest at the Interest Rate until paid in full.

4.03    Warranties and Guaranties. The Contractor and any subcontractors participating in the Fifth Amendment Leasehold Improvements shall guarantee that their work shall be free from any and all defects in workmanship and materials for the period of time which customarily applies in good contracting practice, but in no event for less than one (1) year after substantial completion of the Fifth Amendment Leasehold Improvements. The foregoing guarantees of the Contractor and any subcontractors shall include the obligation to repair or replace in a thoroughly first-class and workmanlike manner, and without any additional charge, all defects in workmanship and materials. All warranties or guarantees as to materials or workmanship on or with respect to the Fifth Amendment Leasehold Improvements shall be contained in the contracts and subcontracts for performance of the Fifth Amendment Leasehold Improvements and shall be written so that they shall inure to the benefit of Landlord and Tenant as their respective interests may appear. Such warranties and guarantees shall be so written that they can be directly enforced by either Landlord or Tenant and Tenant shall give to Landlord any assignment or other assurance necessary to effectuate the same.

4.04    General Provisions.

(a)    This Work Letter shall not be deemed applicable to:

(1)    any space which is subsequently added to the Premises under the Amended Lease (after the addition of the Fifth Amendment Expansion Space contemplated by this Amendment), whether by any option or right under the Amended Lease, including expansion options, rights of first offer and rights of first opportunity, or otherwise; or

(2)    any portion of the Premises or any additions thereto in the event of a renewal or extension of the Term, whether by any option or right under the Amended Lease, including extension or renewal options, or otherwise, unless expressly provided in the Amended Lease or any amendment thereto.

(b)    Tenant shall cause the Contractor to carry the following insurance policies:

(1)    Commercial General Liability Insurance (in type and amount equal to that required to be carried by Tenant under the Lease). Contractor shall, prior to commencement of construction or installation of the Fifth Amendment Leasehold Improvements or entering the Premises, and thereafter upon the request of Landlord, furnish Landlord with certificates evidencing such insurance which certificates shall be in a form reasonably acceptable to Landlord and shall, among other things, evidence and provide that Landlord, Landlord’s asset manager and property manager and any mortgagee are named as additional insureds using form CG 20 10 (10/01) and evidencing Products/Completed Operations coverage using form CG 20 37 (10/01).

(2)    Builder’s risk insurance (written on a completed value basis and not on a reporting form basis), in an amount equal to the full replacement cost of the Fifth Amendment Leasehold Improvements. Such insurance shall contain an acknowledgment by the insurance company that its rights of subrogation have been waived and an endorsement stating that “permission is granted to complete and occupy.” Such insurance shall not provide for a deductible in excess of $10,000.00.

(3)    Worker’s compensation and employer’s liability insurance (in type and amount equal to that required to be carried by Tenant under the Lease).

All such insurance shall be carried throughout the period of construction of the Fifth Amendment Leasehold Improvements. Such insurance shall, to the extent permitted by law, name Landlord, Landlord’s asset manager and property manager and any mortgagee as additional insureds. Contractor or Tenant shall provide not less than ten (10) days’ written notice to Landlord, Landlord’s asset manager and property manager, and any mortgagee prior to any material change, or any termination or cancellation, of such insurance. All such coverages shall be maintained with companies meeting the requirements applicable to insurance to be carried by Tenant under the Amended Lease (provided that, notwithstanding anything contained in the Amended Lease to the contrary, in no event shall Contractor have any right to self-insure). Prior to the commencement of the Fifth Amendment Leasehold Improvements, Tenant shall deliver certificates of insurance evidencing such coverage to Landlord. Notwithstanding anything to the contrary in the Amended Lease, Tenant, at Tenant’s sole cost and expense, shall repair and restore any damage to or destruction of the Fifth Amendment Leasehold Improvements by fire or other casualty occurring prior to the completion of the Fifth Amendment Leasehold Improvements.

(c)    Tenant shall give Landlord notice at least five (5) days prior to the commencement of the Fifth Amendment Leasehold Improvements (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate commencement notices and/or notices of non- responsibility, as permitted or required under the laws of the State of Michigan.

4.05    Supervision; Delay. It is further acknowledged and agreed by Tenant that Tenant shall be solely responsible for the supervision and direction of Contractor in connection with the Fifth Amendment Leasehold Improvements and that no delay in completion of the Fifth Amendment Leasehold Improvements shall be the responsibility of Landlord. Accordingly, Tenant shall remain obligated to pay Basic Rental, Tenant’s Share of Excess Expenses and Tenant’s Share of Excess Taxes, and the security fee with respect to the entire Premises (including, without limitation, the Fifth Amendment Expansion Space) as and when due strictly in accordance with the provisions of the Amended Lease.